Exhibit 10.5

EXECUTION VERSION

$150,000,000
MULTIPLE DRAW TERM CREDIT AGREEMENT

among

SFOG ACQUISITION A, INC.,

SFOG ACQUISITION B, L.L.C.,

SFOT ACQUISITION I, INC.

and

SFOT ACQUISITION II, INC.,
as Borrowers,

and

TW-SF LLC,
as Lender

Dated as of April 30, 2010

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS:

A	Form of Assignment and Acceptance
B	Form of Guarantee Agreement
C	Form of Borrowing Notice
D	Form of Note
E	Form of Amendment to Subordinated Indemnity Agreement
F	Form of Escrow Waiver Agreement
G	Form of Legal Opinion of Paul, Hastings, Janofsky & Walker LLP
H	Form of Closing Certificate
I	Form of Intercompany Subordinated Note

i

MULTIPLE DRAW TERM CREDIT AGREEMENT, dated as of April 30, 2010, among SFOG ACQUISITION A, INC., a Delaware corporation (“SFOG A”), SFOG ACQUISITION B, L.L.C., a Delaware limited liability company (“SFOG B”), SFOT ACQUISITION I, INC., a Delaware corporation (“SFOT I”), SFOT ACQUISITION II, INC., a Delaware corporation (“SFOT II”, together with SFOG A, SFOG B and SFOT I, each individually, a “Borrower” and collectively, the “Borrowers”), and TW-SF LLC, as lender (in such capacity, the “Lender”).

WHEREAS, SFOG A and SFOG B are parties to that certain Overall Agreement, dated as of February 15, 1997, by and among Six Flags Fund, Ltd. (L.P.) (“GA Fund”), the Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd. (now known as Six Flags Over Georgia, LLC), SFOG A, SFOG B, Six Flags Over Georgia, Inc., SFOG II, Inc., SFOG II Employee, Inc., Six Flags Services of Georgia, Inc., Six Flags Theme Parks, Inc. (“SFTP”), and Six Flags Operations Inc. (as successor to Six Flags Entertainment Corporation) (“Holdings”), as the same may be amended, supplemented or modified from time to time, the “GA Overall Agreement”;

WHEREAS, SFOT I and SFOT II are parties to that certain Overall Agreement, dated as of November 24, 1997, by and among Six Flags Over Texas Fund, Ltd. (“TX Fund”), Flags’ Directors L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT I, SFOT II, Six Flags Over Texas, Inc., SFTP, and Holdings (as successor to Six Flags Entertainment Corporation), as amended by the Agreement dated as of December 6, 1999 between and among the foregoing parties and Six Flags Fund II, Ltd. (as the same may be amended, supplemented or modified from time to time, “TX Overall Agreement”);

WHEREAS, pursuant to the GA Overall Agreement or the TX Overall Agreement, as applicable, the Borrowers have certain obligations to purchase limited partnership units (“Units”) in the GA Fund, or the TX Fund, as the case may be, pursuant to certain annual Liquidity Puts (as defined below); and

WHEREAS, the Borrowers have requested the Lender to make term loans available to them to enable the Borrowers to purchase Units pursuant to the Liquidity Puts and the Lender has agreed, subject to the terms and conditions hereof, to enter into this Agreement and to make such term loans available.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Changes”: as defined in Section 9.15.

“Acquisition”:  any acquisition, whether in a single transaction or series of related transactions, by Parent or any one or more of its Subsidiaries of (a) all or a substantial part of the assets, or of a business, unit or division, of any Person, whether through purchase of assets or securities, by merger or otherwise; or (b) any Person that becomes a Subsidiary after giving effect to such acquisition.

“Acquisition Company Guarantees”: collectively, the Secured General Continuing Guarantee And Pledge Agreement of SFOG A and SFOG B dated as of March 18, 1997, in respect of the Georgia Park, and the General Continuing Guarantee Agreement of SFOT I and SFOT II, dated as of January 6, 1998, in respect of the Texas Park.

“Acquisition Company Liquidity Agreement”: that certain Acquisition Company Liquidity Agreement, dated as of December 8, 2006, by and among Parent, Holdings, SFTP, the Borrowers, GP Holdings, Inc., SFOG II, Inc., SFT Holdings, Inc., SFOT Acquisition I Holdings, Inc., SFOT Acquisition II Holdings, Inc., SFOG Acquisition A Holdings, Inc., SFOG Acquisition B Holdings, Inc., TW-SPV Co., Time Warner, Time Warner Entertainment Company, L.P. and Historic TW Inc. (formerly known as Time Warner Inc.).

“Affiliate”:  any Person that directly or indirectly controls, or is under common control with, or is controlled by, Parent and, if such Person is an individual, any member of the immediate family (including parents, spouse, children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of Parent or any of its Subsidiaries and (b) none of the Wholly Owned Subsidiaries of Parent or HWP shall be Affiliates.

“Aggregate Escrow Amount”:  as defined in the Subordinated Indemnity Escrow Agreement and determined by the Lender in its reasonable discretion.

“Agreement”:  this Multiple Draw Term Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Margin”:  a rate per annum equal to the then applicable “Applicable Margin” with respect to the Tranche B Term Loans that are “Eurocurrency Loans” (whether or not any such loans are then outstanding) under and as each term, or any substantially equivalent term, is defined in the Six Flags First Lien Credit Agreement; provided that if after the repayment in full of the Tranche B Term Loans there is no Successor Six Flags First Lien Facility, or if the “Applicable Margin” under the Successor Six Flags First Lien Facility is less than that in effect under the Six Flags First Lien Credit Agreement upon such repayment in full, then the Applicable Margin will remain at the rate applicable under the Six Flags First Lien Credit Agreement at the time of such repayment in full. Notwithstanding the foregoing, in the event that (a) any Loan Party issues any long-term senior unsecured bonds or other debt, and (b) as of any CDS Determination Date, the Credit Default Swap Spread is greater than the “Applicable Margin” as determined in the preceding sentence, the Applicable Margin shall be the lower of (i) the Credit Default Swap Spread, and (ii) 9.00%.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (A) through (F) and clauses (I) through (L) and clauses (N) through (Q) of Section 12(e)(iii) of the Guarantee Agreement except for clause (B) to the extent referred to therein) which yields gross proceeds to the Parent, or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000.

“Assignment and Acceptance”:  an Assignment and Acceptance substantially in the form of Exhibit A.

“Availability Period”:  the period from and including the Closing Date to the earliest of (a) April 30, 2015, (b) the occurrence of any event or condition that results in Indebtedness under the Six Flags First Lien Credit Agreement or the Six Flags Second Lien Credit Agreement becoming due prior to its scheduled maturity, or (c) the occurrence of any refinancing or replacement of the loans and other obligations under the Six Flags First Lien Credit Agreement or the Six Flags Second Lien Credit Agreement with refinancing or replacement Indebtedness other than Indebtedness incurred in reliance on Section 12(c)(xiv) of the Guarantee Agreement in an aggregate principal amount not to exceed $415,000,000.

“Bankruptcy Code”:  the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Court”: the United States Bankruptcy Court for the District of Delaware.

“Borrowers”:  as defined in the preamble hereto.

“Beneficial Share Assignment Agreement”: that certain Beneficial Share Assignment Agreement, dated as of April 1, 1998, by and among TW-SPV Co., GP Holdings Inc. and Parent (as successor to Premier Parks Inc.), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrowing Date”:  May 14th of each year during the Availability Period, beginning and including the first May 14th to occur following the Closing Date and through and including the fourth anniversary of such first date; provided that if May 14 of any year is not a Business Day, then such date will be the immediately preceding Business Day.

“Business”:  means the business operated by Parent or any of its Subsidiaries.

“Business Day”:  for all purposes, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”:  for any period, expenditures made in cash by Parent or any of its Subsidiaries or any of the Partnership Park Entities to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP, but excluding (a) repairs or restorations in respect of any such assets paid in cash, (b) the amount of cash expended (i) with, or in an amount equal to, the Net Cash Proceeds of (A) Recovery Events or (B) awards of compensation arising from the taking by eminent domain or condemnation of assets being replaced, (ii) as part of an Acquisition permitted under the Six Flags First Lien Credit Agreement (other than an Acquisition permitted by Section 9.5(b)(iii) of the Six Flags First Lien Credit Agreement), or (c) expenditures that are accounted for as capital expenditures made in cash by Parent or any of its Subsidiaries or any of the Partnership Park Entities and that actually are paid for by a Person other than Parent or any Subsidiary or any Partnership Park Entity and (d) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Parent and its Subsidiaries or in the balance sheet of any Partnership Park Entity.

“Capital Lease Obligations”:  for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CDS Determination Date”: initially, the Borrowing Date for the applicable Loans and thereafter, the Business Day on which the one month interest period is determined as described in clause (a) of the defined term “Standard Rate.”

“Change of Control”: any one or more of the following shall occur and be continuing:

(i)            any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting stock of Parent (for purposes of calculating the voting stock held by a group, the voting stock beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder is part of such group);

(ii)           during any period of two consecutive years (commencing immediately following the Closing Date), individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by such board of directors or whose nomination for election by Parent’s shareholders was approved by a vote of a majority of Parent’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Parent’s directors then in office;

(iii)          any change in control with respect to Parent (or similar event, however denominated) shall occur under and as defined in any Indenture or other agreement in respect of Indebtedness in an aggregate principal amount of at least $25,000,000 to which Parent or any of its Subsidiaries is a party; or

(iv)          Parent shall cease to own directly or indirectly 100% of the Capital Stock of SFTP or Holdings (except as otherwise permitted by Section 12(e)(i) of the Guarantee Agreement).

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be no later than May 28, 2010.

“Commitment”:  the commitment of the Lender during the Availability Period to make Loans to the Borrowers hereunder in a principal amount not to exceed the Maximum Commitment Amount.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any material agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Default Swap Spread”: at any CDS Determination Date, the credit default swap spread applicable to Parent’s long-term senior unsecured debt interpolated to the applicable Maturity Date (or if the period between the CDS Determination Date and the applicable Maturity Date is less than one year, then the one year credit default swap mid-rate spread applicable to Parent’s long-term senior unsecured debt), determined as of the close of business on the Business Day immediately preceding such CDS Determination Date, as reported and interpolated, if applicable, by Markit Group Limited or Bloomberg LP (or the respective successor(s) thereto), as selected by the Lender in its sole discretion.

“Debtors”:  Parent, Holdings, SFTP and certain of SFTP’s Domestic Subsidiaries.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, but excluding any termination of the economic and voting rights of GP Holdings Inc. pursuant to the Beneficial Share Assignment Agreement; and the terms “Dispose” and “Disposed of” shall have correlative meanings. “Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of Parent organized under the laws of any jurisdiction within the United States of America.

“Eligible Assignee”: (a) any affiliate of the Lender that has creditworthiness that is reasonably acceptable to the Borrowers and Parent, (b) with respect to the assignment of any unused Commitment, any other Person with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrowers and Parent, and (c) with respect to any outstanding Loans, any other Person.

“Escrow Amounts Determination Date”:  as defined in the Subordinated Indemnity Escrow Agreement.

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Proceeds”:  in any calendar year, any and all proceeds received by the Borrowers (a) in respect of the Units held by them or (b) from any other sources, less (i) amounts necessary to pay for the expenses of the Borrowers in an amount not to exceed $50,000 in the aggregate per annum, (ii) the amount of any interest paid or payable in accordance with Section 3.4 hereof, and (iii) amounts necessary to pay any and all Expenses due and owing from time to time after the Closing Date under Section 9.5.

“Exchange Act”:  the Securities and Exchange Act of 1934, as amended.

“Existing Time Warner Facility”: the loan facility provided by the Lender to the Borrowers (and guaranteed by SFTP, Holdings and Parent) as evidenced by (i) that certain Promissory Note, dated as of May 15, 2009, by and among the Lender and the Borrowers, in the original principal amount of $52,507,000, and each other loan document entered into in connection therewith and (ii) that certain Guarantee Agreement, dated as of May 15, 2009, made by Parent, Holdings and SFTP in favor of the Lender.

“Expenses”: as defined in Section 9.5.

“Facility”:  the Commitments and the Loans made hereunder.

“Fee Letter”: the Fee Letter dated as of November 30, 2009 by and among the Borrowers, Parent, Holdings, SFTP and the Lender, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“GA Fund”:  as defined in the recitals hereto.

“GA Overall Agreement”:  as defined in the recitals hereto.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Georgia Park”: has the meaning set forth in the Subordinated Indemnity Agreement.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) having jurisdiction over the Business or the Property of Parent and its Subsidiaries.

“Great Escape Agreements”:  collectively, (a) that certain Second Amended and Restated Operating Agreement of HWP, dated as of October 29, 2007 among HWP Management, Inc., HWP Development Holdings LLC, BBL HWP LLC, DACWP LLC and Leisure Water LLC, as members, and the following as guarantors or pledgors with respect to certain obligations:  Parent, Donald R. Led Duke, DACWP, LLC and Leisure Water, LLC (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time), (b) any and all agreements delivered pursuant thereto or in connection therewith or with the development and operation of the Property described therein, including the financing and refinancing thereof and (c) any and all agreements, documents or instruments entered into in connection with any expansion or development of the Great Escape’s lodge or any hotel or timeshare arrangements located on or adjacent to it.

“Guarantee”:  a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee”, “Guarantees” and “Guaranteed” used as verbs have the correlative meanings.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by Parent, Holdings, SFTP and each Subsidiary Guarantor in favor of the Lender, substantially in the form of Exhibit B, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantors”:  the collective reference to Parent, Holdings, SFTP and the Subsidiary Guarantors and any other Person that Guarantees the obligations under the Six Flags First Lien Credit Agreement or the Six Flags Second Lien Credit Agreement.

“Holdings”:  as defined in the recitals hereto.

“HWP”:  HWP Development LLC, a New York limited liability company.

“Inactive Subsidiary”:  any Subsidiary of Parent that (a) has aggregate assets with a value not in excess of $100,000, (b) conducts no Business and (c) does not Guarantee any Indebtedness of Parent or any of its Subsidiaries.

“Indebtedness”:  for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days (365 days in the case of payables arising out of the purchase of inventory or Capital Expenditures determined without regard to the exclusion contained in the definition of Capital Expenditures in this Section 1.1) of the date the respective goods are delivered or the respective services are rendered and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments (including negotiable instruments) issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) the liquidation value of all redeemable preferred Capital Stock of such Person to the extent redeemable prior to the date which is 91 days after the latest Maturity Date, and (g) Indebtedness of others Guaranteed by such Person; provided, however, that the provision by Parent or any of its Subsidiaries of covenants, Guarantees and indemnities that are customary for non-recourse financings (as determined by Parent in good faith) with respect to Indebtedness incurred by a Person that is not a Subsidiary of Parent and that is otherwise non-recourse to Parent and its Subsidiaries shall not be deemed to be Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Indebtedness is recourse, provided that if such Person’s liability for such Indebtedness is contractually limited, only such Person’s share thereof shall be so included.  The amount of Indebtedness for any Person for purposes of clause (c) above shall be deemed equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness, and (ii) the fair market value of the Property encumbered thereby as determined in good faith by such Person.  Anything herein to the contrary notwithstanding, the following shall not constitute Indebtedness: (i) obligations under Hedging Agreements, (ii) obligations in respect of any Indebtedness that has been defeased (either covenant or legal) pursuant to the terms of the instrument creating or governing such Indebtedness and

(iii) obligations under the Partnership Parks Agreements; provided, that obligations described in the foregoing clause (iii) shall constitute Indebtedness for purposes of Section 8(j).

“Indemnified Parties”: as defined in Section 9.5(b).

“Indentures”:  collectively, any indenture or other agreement pursuant to which Indebtedness of Parent, Holdings or SFTP may be outstanding at any time, in each case as amended as permitted by the Guarantee Agreement.

“Initial Escrow Replenishment Date”:  the first Escrow Amounts Determination Date occurring after the end of the Availability Period.

“Interest Payment Date:      as defined in Section 3.4(c).

“Intercompany Subordinated Note”: as defined in Section 7.1.

“Lender”:  as defined in the preamble hereto.

“Liabilities”: has the meaning set forth in Section 4.4 hereto.

“License Agreements”: collectively, the Retail License (#8898-TOON), dated as of January 1, 1998, by and between Warner Bros. Consumer Products Inc. (as successor to Warner Bros. Consumer Products Division, a division of Time Warner Entertainment Company, L.P.) and SFTP, and the Amended and Restated License Agreement #5854-WB/DC, dated as of April 1, 1998, by and among Warner Bros. Consumer Products Inc. (as successor to Warner Bros. Consumer Products Division, a division of Time Warner Entertainment Company, L.P.), DC Comics, Parent (as successor to Premier Parks Inc.) and SFTP, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Lien”:  with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance having the effect of security in respect of such Property.  For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquidity Put”: has the meaning as set forth in the GA Overall Agreement and the TX Overall Agreement, respectively, and as applicable.

“Liquidity Put Funded Amount”: an amount equal to the excess, if any, of (a) the aggregate obligations (excluding any costs or expenses) of the Borrowers to purchase Units in any fiscal year pursuant to a Liquidity Put, over (b) the amount of the Liquidity Put Threshold Amount for such fiscal year.

“Liquidity Put Threshold Amount”: an amount equal to (a) for the fiscal year ending December 31, 2010, the first $10,000,000 required to satisfy Liquidity Puts in such fiscal year, (b) for the fiscal year ending December 31, 2011, the first $12,500,000 required to satisfy Liquidity Puts in such fiscal year, and (c) for each fiscal year thereafter, the first $15,000,000 required to satisfy Liquidity Puts in such fiscal year, which in the case of each of the foregoing amounts shall exclude costs or expenses incurred in connection with such Liquidity Puts.

“Loan”:  as defined in Section 2.1.

“Loan Documents”:  this Agreement, the Guarantee Agreement and the Notes.

“Loan Parties”:  Parent, Holdings, SFTP, each Subsidiary of SFTP that is a party to a Loan Document and the Borrowers.

“Losses”: as defined in Section 9.5(b).

“Material Adverse Effect”:  a material adverse effect on (a) the Loans, (b) the Business, Property or financial condition of Parent and its Subsidiaries taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

“Maturity Date”: as defined in Section 2.3.

“Maximum Commitment Amount”:  $150,000,000; provided, that such amount shall be permanently reduced on a dollar-for-dollar basis in the amount of each Loan made pursuant to Section 2.1.

“Net Cash Proceeds”:   in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by Parent or any Subsidiary in the form of cash and Permitted Investments (as defined under the Six Flags First Lien Credit Agreement and which shall include any such proceeds received in such form by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness and other obligations secured by a Lien expressly permitted hereunder on, or amount required to be paid under Capital Lease Obligations relating to, any asset which is the subject of such Asset Sale or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements applicable to the transactions) and (ii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets retained by Parent or any of its Subsidiaries after such sale or other disposition thereof and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans or other Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Note”:  a promissory note evidencing any Loan which shall substantially be in the form of Exhibit D.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, all Expenses and interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of any Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this

Agreement, any other Loan Document or any other document made, delivered or given by any Loan Party in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, any commitment fee and all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Parent”:  Six Flags Entertainment Corporation (formerly known as Six Flags, Inc.), a Delaware corporation.

“Parent Backstop Group”: as defined in Section 5.1(1).

“Partnership Distributions”: as defined in Section 3.4(c).

“Partnership Parks Agreements”: the GA Overall Agreement, the TX Overall Agreement, the Related Agreements (as such term is defined in the GA Overall Agreement and the TX Overall Agreement, respectively), the Subordinated Indemnity Agreement and each related agreement entered into in connection therewith (including, without limitation, the Related Indemnity Agreements).

“Partnership Parks Entities”: (i) Six Flags Over Georgia II, L.P., a Delaware limited partnership, Texas Flags, Ltd., a Texas limited partnership, GP Holdings Inc., a Delaware corporation, SFOT Acquisition I Holdings, Inc., a Delaware corporation, SFOT Acquisition II Holdings, Inc., a Delaware corporation, SFOG Acquisition A Holdings, Inc., a Delaware corporation, SFOG Acquisition B Holdings, Inc., a Delaware corporation, Six Flags Over Georgia, Inc., a Delaware corporation, and the Borrowers and (ii) any of their respective Subsidiaries.

“Payment Office”:  the office specified from time to time by the Lender as its payment office by notice to the Borrowers.

“Permitted Holders”:  any fund affiliated with Stark Investments, CQS, Tricadia Capital Management, LLC, 1798 Global Partners, Capital Ventures International, Altai Capital Management, H Partners Management LLC, Bay Harbour Management, Pentwater Capital Management LP, Fortelus Capital Management LLP, Credit Suisse Securities (USA) LLC and Candlewood Special Situations Master Fund Ltd.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization”: the Debtors’ Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 1, 2010, as in effect on the date of confirmation thereof and as thereafter may be amended.

“Property”:  any right or interest in or to property of any kind whatsoever, whether Real Property, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Real Properties”:  all real property, including the improvements thereon, owned by, or leased by, the Borrowers.

“Recovery Event”:  any settlement of or payment in excess of $2,500,000 in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any Property of SFTP or any of its Subsidiaries.

“Related Indemnity Agreements”:  the Subordinated Indemnity Escrow Agreement, the Beneficial Share Assignment Agreement and the Acquisition Company Liquidity Agreement.

“Repricing Transaction Prepayment Date”: as defined in Section 3.4(a).

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer, senior vice president or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, senior vice president-finance or treasurer of such Person.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous federal Governmental Authority).

“Six Flags First Lien Credit Agreement”: the First Lien Credit Agreement, dated as of April 30, 2010, among Parent, Holdings and SFTP, as borrower, certain of its subsidiaries named therein, the several banks and other financial institutions or entities from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, in the original principal amount of $890,000,000, as the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, and including any agreement, instrument or other document extending the maturity of, refinancing, replacing, renewing, refunding or otherwise restructuring all or a portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, in each case, in accordance with the Loan Documents.

“Six Flags First Lien Guarantee and Collateral Agreement”:  the First Lien Guarantee and Collateral Agreement, dated as of the date hereof, by and among Parent, Holdings, SFTP and each subsidiary guarantor party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended (including any amendment and restatement or any assumption thereof), supplemented or otherwise modified from time to time, and including any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders which grants a Lien on any Property of any Person to secure the obligations and liabilities of any Guarantor, in each case, in accordance with the Loan Documents.

“Six Flags Guarantees”: collectively, the General and Continuing Guarantee of SFTP and Holdings (as successor to Six Flags Entertainment Corporation), dated as of March 18, 1997, in respect of the Georgia Park, and the General and Continuing Guarantee of SFTP and Holdings (as successor to Six Flags Entertainment Corporation), dated as of January 6, 1998, in respect of the Texas Park.

“Six Flags Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of April 30, 2010, among Parent, Holdings and SFTP, as borrower, certain of its subsidiaries named therein, the several banks and other financial institutions or entities from time to time party thereto, and Goldman Sachs Lending Partners LLC, as administrative agent, in the original principal amount of $250,000,000, as the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, and including any agreement, instrument or other document extending the maturity of, refinancing, replacing, renewing, refunding or otherwise restructuring all or a portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, in each case, in accordance with the Loan Documents.

“Six Flags Second Lien Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement, dated as of the date hereof, by and among Parent, Holdings, SFTP and each subsidiary guarantor party thereto in favor of Goldman Sachs Lending Partners LLC, as administrative agent, as the same may be amended (including any amendment and restatement or any assumption thereof), supplemented or otherwise modified from time to time, and including any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders which grants a Lien on any Property of any Person to secure the obligations and liabilities of any Guarantor, in each case, in accordance with the Loan Documents.

“SFO Notes”: as defined in Section 5.1(1).

“SFOG A”: as defined in the preamble hereto.

“SFOG B”: as defined in the preamble hereto.

“SFOT I”: as defined in the preamble hereto.

“SFOT II”: as defined in the preamble hereto.

“SFTP”:  as defined in the recitals hereto.

“Standard Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the rate for deposits in Dollars for a one month interest period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day, and (b) the greater of (i) 2.50% per annum and (ii) the rate floor set forth in the definition of “Eurocurrency Base Rate”, or any substantially similar term, in the Six Flags First Lien Credit Agreement.  Any change in the Standard Rate due to a change in the rate set forth in clause (b)(ii) of the immediately preceding sentence shall be effective as of the opening of business on the effective day of such change.  In the event that the rate described in clause (a) does not appear on such page, such rate shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Lender.

“Subordinated Indemnity Agreement”: that certain Subordinated Indemnity Agreement, dated as of April 1, 1998, by and among Parent (as successor to Premier Parks Inc.), Holdings (as successor to Six Flags Entertainment Corporation), SFTP, SFOG II, Inc., SFT Holdings, Inc., Historic TW Inc. (formerly known as Time Warner Inc.), Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), TW-SPV Co. and GP Holdings Inc., as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Subordinated Indemnity Escrow Agreement”:  that certain Subordinated Indemnity Escrow Agreement, dated as of September 28, 2006, by and among Parent, Historic TW Inc. (formerly known as Time Warner Inc.), Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.) and the Bank of New York Mellon, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Successor Six Flags First Lien Facility”: any loan facility that amends, restates, amends and restates, refinances, modifies or extends all of the Tranche B Term Loan Facility under the Six Flags First Lien Credit Agreement.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that, notwithstanding the foregoing, each of the Partnership Parks Entities will be deemed to be a Subsidiary of Parent for all purposes under this Agreement, provided further that none of the joint ventures established pursuant to the Great Escape Agreements, any Inactive Subsidiary, TX Fund or GA Fund will be deemed to be a Subsidiary of Parent for any purpose under this Agreement.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor”:  each Subsidiary of SFTP that is a “Subsidiary Guarantor” under the Six Flags First Lien Credit Agreement or the Six Flags Second Lien Credit Agreement.

“Texas Park”: has the meaning set forth in the Subordinated Indemnity Agreement.

“Time Warner”: Time Warner Inc. and/or its affiliates.

“Tranche B Term Loan Facility”: the “Tranche B Term Loan Facility” or any substantially similar defined term under and as defined in the Six Flags First Lien Credit Agreement.

“Tranche B Term Loans”: the “Tranche B Term Loans” or any substantially similar defined term under and as defined in the Six Flags First Lien Credit Agreement.

“Transactions”:  the execution, delivery and performance by each Loan Party of the Loan Documents to which it is or is to be a party, the borrowing of Loans, the use of the proceeds thereof to purchase Units pursuant to Liquidity Puts and the transactions consummated in connection with the Plan of Reorganization.

“Triggering Default”: has the meaning set forth in the Subordinated Indemnity Agreement.

“TX Fund”:  as defined in the recitals hereto.

“TX Overall Agreement”:  as defined in the recitals hereto.

“Units”: as defined in the recitals hereto.

“U.S.A. PATRIOT Act”:  (a) the Trading with the Enemy Act, as amended, and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended or modified from time to time.

“Wholly Owned Subsidiary”:  with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares or equity interests held by foreign nationals, in each case to the extent mandated by applicable law) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person.

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Parent, Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that to the extent any Person does not constitute a Subsidiary of the Parent and the Parent and its Subsidiaries do not own more than a majority of the Capital Stock of such Person, such Person shall not be required to be consolidated with the Parent or any of its Subsidiaries for any purposes of the Loan Documents regardless of the requirements of GAAP.

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   Except as specifically provided herein, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Furthermore, the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”.

(e)   Each reference to the “Multiple Draw Term Credit Agreement” in any Loan Document shall be deemed to be a reference to this Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time after the date hereof.

(f)    When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (except where otherwise noted).

(g)   Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers at “fair value” as defined therein.

SECTION 2.           AMOUNT AND TERMS OF
COMMITMENT

2.1           Commitment.  During the Availability Period, subject to the terms and conditions hereof, the Lender agrees to make term loans denominated in Dollars (each, a “Loan”) to the Borrowers on each Borrowing Date in a principal amount not to exceed for each Loan, the lesser of (a) the Liquidity Put Funded Amount as of such date, and (b) the Commitment.  Amounts borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

2.2           Procedure for Borrowing.  The Borrowers shall deliver to the Lender an irrevocable notice substantially in the form of Exhibit C (which notice must be received by the Lender prior to 12:00 Noon, New York City time, at least three Business Days prior (and no more than 5 Business Days prior) to the anticipated Borrowing Date), signed by a Responsible Officer of each Borrower and requesting that the Lender make a Loan on the Borrowing Date. Such Borrowing Notice shall (i) specify the amount to be borrowed, (ii) the allocation of the Loans among the Borrowers, if any (it being understood that the Lender shall only make one wire of the aggregate Loan amount to the Borrowers), (iii) the bank account and other pertinent wire transfer instructions of the Borrowers to which such Loan is to be deposited by the Lender, and (iv) contain a certification that all applicable conditions to such borrowing hereunder have been satisfied.  Subject to the satisfaction of all applicable closing conditions to each borrowing, not later than 3:00 P.M., New York City time, on the applicable Borrowing Date the Lender shall make available to the Borrowers in accordance with the Borrowing Notice an amount in immediately available funds equal to the applicable Loan to be made by the Lender on such date.

2.3           Repayment of Loans.  Each Loan shall mature on the fifth (5th) anniversary of the Borrowing Date on which it was made (each, a “Maturity Date”).  The Obligations of the Borrowers with respect to each Loan shall be joint and several.  The Borrowers may, at their discretion and as necessary, allocate the proceeds of each Loan among themselves to meet their respective Liquidity Put obligations.

SECTION 3.           CERTAIN PROVISIONS APPLICABLE TO
THE LOANS

3.1           Repayment of Loans; Evidence of Debt.  (a)  The Borrowers hereby unconditionally agree, jointly and severally, to pay to the Lender the remaining outstanding principal balance of the Loan made by the Lender to the Borrowers on the applicable Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrowers hereby further agree to pay interest on the unpaid principal amount of the outstanding Loans from the Borrowing Date of each such Loan until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.4.

(b)   The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the Lender resulting from each Loan of the Lender to the Borrowers from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c)   The entries made pursuant to Section 3.1(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded and shall be conclusive, in the absence of manifest error; provided, however, that the failure of the Lender to maintain such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by the Lender in accordance with the terms of this Agreement.

(d)   The Borrowers agree that, upon the request by the Lender, the Borrowers will execute and deliver to the Lender a Note evidencing any Loan or Loans made by the Lender, with appropriate insertions as to date and principal amount.

3.2           Optional Prepayments.  The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of at least $1,000,000.

3.3           Mandatory Prepayments.  (a)  If any Borrower receives Excess Proceeds in excess of $20,000 in the aggregate, the Loans shall be prepaid as soon as practicable and in no event later than two (2) Business Days following the date of receipt of such Excess Proceeds, by an amount equal to 100% of such Excess Proceeds.

(b)   The Borrowers shall prepay the Loans (i) within three (3) Business Days of the Initial Escrow Replenishment Date, in an amount equal to the Aggregate Escrow Amount as of the Initial Escrow Replenishment Date, and (ii) within three (3) Business Days of each subsequent Escrow Amounts Determination Date until the first Escrow Amounts Determination Date occurring after all of the Loans have been paid in full and this Agreement is terminated, in an amount equal to the excess of (x) the Aggregate Escrow Amount as of such Escrow Amounts Determination Date over (y) the amounts prepaid pursuant to this Section 3.4(b); provided, however, that if the Aggregate Escrow Amount for any Escrow Amounts Determination Date is less than the amounts prepaid pursuant to this Section 3.4(b), the Borrowers shall not be required to make any prepayments on such Escrow Amounts Determination Date.

(c)   Amounts to be applied in connection with prepayments made pursuant to this Section 3.3 shall be applied, first, to accrued and unpaid Expenses payable under Section 9.5, second, to accrued and unpaid interest on the Loans that has not been capitalized, and last, to the outstanding principal amount of the Loans in direct order of maturity.

3.4           Interest Rates and Payment Dates.  (a)  Each Loan shall bear interest on the unpaid principal amount thereof on each day from the applicable Borrowing Date until payment in full in cash at a rate per annum equal to (i) 1.00%, plus (ii) the Standard Rate on such day plus (iii) the Applicable Margin on such day.  If any Tranche B Term Loans are prepaid at a premium as a result of a “Repricing Transaction” under Section 5.4 of the Six Flags First Lien Credit Agreement, the same proportion of any Loans outstanding on the date of such prepayment (a “Repricing Transaction Prepayment Date”) shall bear additional interest on the unpaid principal amount thereof at a rate per annum equal to 1% for a period beginning on such Repricing Transaction Prepayment Date through the first anniversary of such Repricing Transaction Prepayment Date.  Such additional interest described in the immediately preceding sentence shall be in addition to the rate that is otherwise applicable pursuant to the first sentence of this clause (a).

(b)   Upon the occurrence and during the continuance of any Event of Default, all outstanding Loans shall bear interest, payable on demand, at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to clause (a) of this Section 3.4 plus 2%, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived or such amount is paid in full.

(c)   All accrued and unpaid interest on all outstanding Loans shall be paid in arrears out of, and within two (2) Business Days (such date of payment, an “Interest Payment Date”) following receipt by the Borrowers of, any cash distributions on Units held by the Borrowers in the GA Fund and the TX Fund, as applicable (the “Partnership Distributions”); provided that if on any Interest Payment Date, Partnership Distributions have not been sufficient to pay all amounts owing under this Section 3.4(c), all of the accrued and unpaid interest on each Loan (after application of cash from the Partnership Distributions) on such Interest Payment Date shall be paid in kind by capitalizing such interest and adding it to the principal amount of the applicable Loan.

3.5           Computation of Interest and Fees.  (a)  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  Any change in the interest rate on a Loan resulting from a change in the Applicable Margin or Standard Rate shall become effective as of the opening of business on the day on which such change becomes effective.

(b)   Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.  The Lender shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 3.4(a).

3.6           Payments.  (a)  Each payment (including each prepayment) of the Loans shall be applied to the Loans in direct order of maturity.

(b)   All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lender, at the Payment Office, in Dollars and in immediately available funds.  Any payment made by the Borrowers after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrowers hereby jointly and severally represent and warrant to the Lender that:

4.1           Existence; Compliance with Law.  Each of the Borrowers (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate (or equivalent) power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the Business in which it is currently engaged, (iii) is duly qualified in all material respects as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its Business requires such qualification and (iv) is in compliance in all material respects with all Requirements of Law.

4.2           Power; Authorization; Enforceable Obligations.  Each Borrower has the corporate (or equivalent) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to consummate the Transactions.  Each Borrower has taken all necessary corporate (or equivalent) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party on the terms and conditions herein.  No consent or authorization of, or filing with, any Person is required in connection with the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party, except for those that have been obtained and are in full force and effect.  Each Loan Document to which it is a party has been duly executed and delivered on behalf of each Borrower.  Each Loan Document to which it is a party constitutes a legal, valid and binding obligation of each Borrower, enforceable against each such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3           No Legal Bar or Conflicts; No Default.  The execution, delivery and performance of the Loan Documents by the Borrowers, the payments hereunder and thereunder, and the performance of the Transactions do not and will not, in any material respects, conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the imposition of any Lien on any Borrower’s assets pursuant to, any Requirement of Law or any Contractual Obligation of any of the Borrowers.  No event has occurred that with the lapse of time or the giving of notice or both would constitute a default by any Borrower under, or a termination or acceleration event under, in any material respect, any Contractual Obligation.  No Event of Default has occurred or is continuing (without giving effect to any cure period).

4.4           No Liabilities.  The Borrowers do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”) other than pursuant to the Partnership Parks Agreements, or as otherwise permitted hereunder.  None of the Borrowers has any knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to such Liabilities of the Borrowers other than as set forth under the documents specified in the prior sentence or as set forth herein.

4.5           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (i) in which any Borrower is named as a primary defendant or (ii) in which any Borrower is named as a co-defendant (A) with respect to any of the Loan Documents or any of the Transactions or (B) that if adversely determined, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, is pending or, to the knowledge of any Borrower, threatened by or against any of the Borrowers or against any of their respective Properties or revenues.

4.6           Subordinated Indemnity Agreement.  Since July 1, 2009, except as otherwise disclosed to the Lender in writing, each of the Borrowers has complied in all material respects with the terms and provisions of (a) the Subordinated Indemnity Agreement, (b) the GA Overall Agreement and (c) the TX Overall Agreement.

4.7           Ownership of Property.  Each of the Borrowers has good and valid title to the Units held by them.

4.8           Taxes.  Each of the Borrowers has (a) filed or caused to be filed all Federal, state and other material tax returns that are required to be filed, (b) paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property, and (c) paid all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (in each case other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves (to the extent required by GAAP)) have been provided on the books of the Borrowers.  No material tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted with respect to any such tax, fee or other charge.

4.9           Accuracy of Information.  No financial statement or written information (other than pro forma financial information and projections, estimates, forecasts and other forward looking information, including budgets or information of a general industry or economic nature) contained in the Loan Documents or contained in any other document, certificate or statement furnished by or on behalf of any Borrower to the Lender for use in connection with the Transactions, considered as a whole as of the date such statement, information, document or certificate was so furnished, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made not misleading.  The projections and pro forma financial information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the management of such Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or pro forma results set forth therein by a material amount.

4.10         Use of Proceeds; Funding of Liquidity Puts.  The proceeds of each Loan shall be used solely to purchase Units pursuant to the Liquidity Puts.  With respect to each Loan, 100% of the Liquidity Put Threshold Amount for the fiscal year such Loan was made shall have been used to purchase Units pursuant to the Liquidity Put for such fiscal year.

SECTION 5.           CONDITIONS PRECEDENT

5.1           Conditions Precedent to Closing.  The effectiveness of this Agreement is subject to the satisfaction, prior to or concurrently with the Closing Date, of the following conditions precedent:

(a)   Loan Documents.  The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrowers, (ii) the Guarantee Agreement, executed and delivered by a duly authorized officer of Parent, Holdings, SFTP and each Subsidiary Guarantor and (iii) a Note, for the account of the Lender and executed and delivered by a duly authorized officer of the Borrowers.

(b)   Confirmation Order.  The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, in form and substance satisfactory to the Lender, which order (including the Plan of Reorganization) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari.  The effective date under the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied (or shall be concurrently satisfied) or waived).

(c)   Assumption of Certain Agreements.  The applicable Guarantors shall have assumed their obligations under the License Agreements and the Partnership Parks Agreements to which any Guarantor is a party, upon confirmation of the Plan of Reorganization, or shall have entered into a new such agreement, in form and substance satisfactory to the Lender, effective as of the effectiveness of the Plan of Reorganization.

(d)   Amendments to the Subordinated Indemnity Agreement and the Subordinated Indemnity Escrow Agreement.  The Borrowers, each Guarantor and each of their Subsidiaries party thereto shall have executed and delivered to the Lender (i) an amendment to the Subordinated Indemnity Agreement substantially in the form attached hereto as Exhibit E, and (ii) a waiver of the Subordinated Indemnity Escrow Agreement substantially in the form attached hereto as Exhibit F.

(e)   Approvals.  All material Governmental Authority and third party approvals necessary or, in the reasonable discretion of the Lender, advisable to be obtained by Parent or any of its Subsidiaries in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f)    Six Flags First Lien Credit Agreement and Six Flags Second Lien Credit Agreement.  The Lender shall have received a true and correct copy, certified as to authenticity by Parent or Holdings, of the Six Flags First Lien Credit Agreement, the Six Flags First Lien Guarantee and Collateral Agreement, the Six Flags Second Lien Credit Agreement and the Six Flags Second Lien Guarantee and Collateral Agreement, each in a form reasonably satisfactory to the Lender, which in each case (i) provides a first lien term loan facility and a first lien revolving credit facility with an aggregate committed principal amount as of the Closing Date of not less than $890,000,000, and a second lien term loan facility with an aggregate committed principal amount as of the Closing Date of not less than $250,000,000 (in each case, subject to adjustments for funding a portion of such term facility at original issue discount), (ii) contains terms and conditions that, in the sole discretion of the Lender, are consistent with the Plan of Reorganization and are not in conflict with the terms of this Agreement and do not directly or indirectly restrict the ability of the Loan Parties to perform their obligations hereunder, under the Partnership Parks Agreements or the License Agreements and (iii) with respect to the Six Flags First Lien Credit Agreement and the Six Flags Second Lien Credit Agreement, contain terms and conditions that are no more onerous to the Loan Parties than those set forth in the draft Credit Agreement among Parent, Holdings, SFTP, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, filed with the Bankruptcy Court on April 12, 2010.

(g)   Payment of Indebtedness under the Existing Time Warner Facility.  The Lender shall have received on or prior to the Closing Date a fully executed payoff letter or other evidence of payment in full in cash of all principal, interest and other amounts due under the Existing Time Warner Facility and all commitments thereunder relating to the foregoing shall have been terminated, in each case, in form and substance satisfactory to the Lender.

(h)   Fees.  The Lender shall have received all fees required to be paid under the Fee Letter, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Lender), on or before the Closing Date.

(i)    Management.  The senior management of the Loan Parties as of November 30, 2009 shall continue to be senior management of Parent upon confirmation of the Plan of Reorganization and no change of such senior management shall have been publicly announced.

(j)    Management Plan. The management plan for Parent, Holdings and SFTP on the Closing Date shall be consistent with that described in the Plan of Reorganization.

(k)   Legal Opinion.  The Lender shall have received (i) the legal opinion of Paul, Hastings, Janofsky & Walker LLP, special counsel to Parent, Holdings and its Subsidiaries and the Borrowers, substantially in the form of Exhibit G and (ii) the legal opinions of local counsel to certain Subsidiaries incorporated and otherwise organized in Texas, Ohio, Massachusetts, Maryland, New Jersey, Missouri and such other applicable jurisdictions as requested by the Lender and, in each case, dated the Closing Date, addressed to the Lender and in form and substance satisfactory to the Lender.

(l)    Equity Proceeds.  Parent shall have received (i) net proceeds in a minimum amount of $650,000,000 from the sale of new Parent common stock (comprised of at least (A) $505,500,000 from the sale of Parent common stock pursuant to a rights offering to Parent noteholders that is fully backstopped by a group of Parent noteholders (the “Parent Backstop Group”), (B) $75,000,000 from a direct discounted purchase of Parent common stock by the Parent Backstop Group, (C) $50,000,000 from a direct undiscounted purchase of Parent common stock by the Parent Backstop Group and (D) $19,500,000 from the conversion of claims in respect of the 12 ¼% Notes due 2016 of Holdings (the “SFO Notes”)) and (ii) additional equity capital of at least (A) $25,000,000 from the sale of additional common stock pursuant to the Delayed Draw Equity Commitment (as defined in the Six Flags First Lien Credit Agreement) under which at least $25,000,000 can be raised from the sale of additional common stock if the board of directors of Parent determines that such additional equity contribution is necessary between the date on which the Confirmation Order becomes effective and June 1, 2011, and (B) $50,000,000 from the conversion of claims in respect of the SFO Notes to fund the payment of post-petition interest in respect of the SFO Notes if the Bankruptcy Court allows such claims; provided, however, that in the case of clause (i)(D) and (ii)(B) above, Parent may receive cash in such amounts from such holders of claims (as opposed to and in lieu of a conversion of claims).

(m)  Closing Certificate.  The Lender shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit H with appropriate insertions and attachments.

5.2           Conditions to Each Extension of Credit.  The agreement of the Lender to make any Loan requested to be made by it hereunder on any Borrowing Date is subject to the satisfaction of the following conditions precedent:

(a)   Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except for the representation and warranty set forth in Section 4.10, which shall be true and correct in all respects) on and as of such Borrowing Date as if made on and as of such Borrowing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided, that, to the extent any such representation and warranty is already qualified by materiality or by reference to material adverse effect, such representation shall be true and correct in all respects.

(b)   No Default.  No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the extensions of credit requested to be made on such Borrowing Date.

Each borrowing by any Borrower of a Loan hereunder shall constitute a representation and warranty by such Borrower as of the Borrowing Date of such Loan that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as the Commitment remains in effect or any Loan or other amount is owing to the Lender hereunder, each Borrower jointly and severally shall:

6.1           Financial Statements and Other Information.  Deliver to the Lender the following financial statements, reports, notices and other information:

(a)   as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Borrower, interim condensed consolidated statements of operations, shareholders’ equity and cash flows of such Borrower for such period, and the related consolidated balance sheets of such Borrower;

(b)   as soon as available and in any event no later than 75 days after the end of each fiscal year of each Borrower, an annual budget projection of such Borrower broken down on a month-by-month basis;

(c)   as soon as available and in any event no later than 90 days after the end of each fiscal year of each Borrower, the information required by clause (a) on a year-end basis;

(d)   to the extent requested by the Lender, any updated budgets or any internal updates of the information required by clauses (a) - (c) hereof promptly after such updates are produced in their final form; and

(e)   any other documents or information as may be reasonably requested by the Lender from time to time.

6.2           Financial Statement and Other Information of the Georgia Park and Texas Park.  Use commercially reasonable efforts to cause Parent to deliver the following financial statements, reports, notices and other information:

(a)   as soon as available and in any event within 90 days after the end of each fiscal year of each of the Texas Park and the Georgia Park, consolidated statements of operations, partners’ equity and cash flows of each of the Texas Park and the Georgia Park and its Subsidiaries for such fiscal year and the related consolidated balance sheets of each of the Texas Park and the Georgia Park and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of each of the Texas Park and the Georgia Park and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(b)   as soon as available, and in any event no later than 75 days after the end of each fiscal year of Parent, a detailed annual budget projection of each of the Georgia Park and the Texas Park broken down on a month-by-month basis;

(c)   as soon as available and in any event within five (5) Business Days after the end of each monthly fiscal period of Parent, the daily operating report of each of the Georgia Park and the Texas Park for the last day of such monthly fiscal period; and

(d)   as soon as available and in any event within 30 days after the end of each monthly fiscal period of each fiscal year of Parent, management reports and interim statements of operations, shareholders’ equity and cash flows of each of the Georgia Park and the Texas Park for such period, and the related balance sheets of each of the Georgia Park and the Texas Park;

6.3           Notices of Material Events.  Furnish the following to the Lender in writing:

(a)   promptly after any officer of a Borrower has actual knowledge of facts that would give him or her reason to believe that any Default or Event of Default has occurred, notice of such Default or Event of Default; and

(b)   as soon as any officer of a Borrower has actual knowledge of the facts that would give him or her reason to know of the occurrence thereof, prompt notice of (i) all legal or arbitral proceedings in which any Borrower is named as a primary defendant, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings, affecting a Borrower that, if adversely determined, could reasonably be expected to result in aggregate liabilities of or damages to the Borrowers in excess of $100,000 over available insurance or indemnification by creditworthy third parties and (ii) all legal or arbitral proceedings in which any Borrower is named as a co-defendant, and of any material development in respect of such legal or other proceedings, affecting a Borrower that, if adversely determined, could reasonably be expected to result in aggregate liabilities of or damages to the Borrowers in excess of $1,000,000 over available insurance or indemnification by creditworthy third parties;

Each notice delivered under this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth in reasonable detail the facts and circumstances of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

6.4           Existence, Etc.

(a)   (i)    Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all material rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(b)   Pay and discharge all Federal income taxes and all other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such obligation, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP;

(c)   Maintain and preserve all of its Properties material to the conduct of the Business of such Borrower in good working order and condition;

(d)   Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e)   Permit representatives of the Lender, upon reasonable notice and during normal business hours (and, except if an Event of Default shall have occurred and be continuing, not more frequently than once each calendar quarter), to examine, copy and make extracts from its books and records and to discuss its business, finances, condition and affairs with its officers, all to the extent reasonably requested by the Lender.  Notwithstanding anything to the contrary in this Section 6.4(e), none of the Borrowers or any Subsidiary thereof will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect of which disclosure to the Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement.

6.5           Compliance with Contractual Obligations and Requirements of Law.  Comply with Contractual Obligations and Requirements of Laws in all material respects.

6.6           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the Guarantee Agreement.  Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from such Borrower for such governmental consent, approval, recording, qualification or authorization.

SECTION 7.           NEGATIVE COVENANTS

Without limiting, modifying or abrogating the Borrowers’ rights, obligations and restrictions under the Partnership Parks Agreements, the Borrowers hereby jointly and severally agree that, so long as the Commitment remains in effect or any Loan or other obligation is owing to the Lender hereunder, the Borrowers shall not, directly or indirectly:

7.1           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness or any other Liabilities, except (a) Indebtedness outstanding and other obligations owing under the Loan Documents and any Indebtedness of such Person incurred to refinance, refund, replace, renew, extend or otherwise restructure any such outstanding Indebtedness, provided that such refinanced, refunded, replaced, renewed, extended or restructured Indebtedness shall not exceed the principal amount of such outstanding Indebtedness being so refinanced, refunded, replaced, renewed, extended or restructured plus all interest capitalized in connection therewith, plus accrued and unpaid interest (or dividends) and premium thereon, plus any other amounts paid and fees, costs and expenses incurred in connection therewith, (b) Liabilities for which not more than $50,000 per annum is required to be expended in any year, in the aggregate among all of the Borrowers, (c) Indebtedness (x) owing to any of the Guarantors as a result of the funding by such Guarantor of amounts owing under Section 9.5, and (y) Indebtedness to Parent or any of its Subsidiaries for amounts used to pay for Units required to be purchased pursuant to Liquidity Puts, provided that any such intercompany Indebtedness described in the foregoing clauses (x) and (y) shall in each case be subordinated to the Obligations pursuant to an intercompany subordinated note substantially in the form attached hereto as Exhibit I (“Intercompany Subordinated Note”).

7.2           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except (a) Liens not prohibited by the Acquisition Company Guarantees, and (b) Liens pursuant to the Acquisition Company Guarantees.

7.3           Prohibition of Fundamental Changes.  (i) Enter into any merger, consolidation, amalgamation or any other transaction fundamentally changing the organization or structure of the Borrowers or (ii) engage in any type of business other than as set forth in such Borrower’s organizational documents effective as of the date hereof.

7.4           Prohibition on Sale of Assets; Issuance of Equity.  Convey, sell, lease, assign, transfer or otherwise dispose of any assets or Property (including the Units), or issue any shares of Capital Stock of such Borrower, except as otherwise permitted by this Section 7.

7.5           Limitation on Investments, Loans and Advances.  Make any advance, investment, loan, extension of credit or capital contribution to, in or for the benefit of any Person, except (a) deposit accounts with one or more third-party financial institutions, and (b) investments in Units purchased pursuant to Liquidity Puts.

7.6           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate, except (a) as permitted by Section 7.1, (b) as otherwise not prohibited by the Guarantee Agreement, or (c) to purchase Units pursuant to Liquidity Puts.

7.7           Dividends.  Make dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or set apart of money for a sinking or other analogous fund for, or purchase, redeem, retire or otherwise acquire any shares of Capital Stock of such Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any Person such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of such Borrower).  So long as there are no amounts outstanding, whether for principal, interest or other amounts, under (i) this Agreement or (ii) any Intercompany Subordinated Note, payments or distributions may be made by the Partnership Parks Entities to GP Holdings Inc. under and in accordance with the Beneficial Share Assignment Agreement, notwithstanding the provisions of this Section 7.7.

7.8           Negative Pledge. Enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property, other than any such prohibition or restraint set forth in (a) any Partnership Park Agreement, (b) any Loan Document or (c) any agreement refinancing or replacing obligations under clause (b) provided that the terms of such indenture, agreement, instrument or other arrangement are no more adverse to the Borrowers than the terms contained in the Loan Documents.

Notwithstanding the foregoing, nothing contained herein shall limit the Borrowers’ obligations to make payments in respect of the Loans.

SECTION 8.           EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrowers shall default in the payment when due in accordance with the terms hereof of any principal of, or interest on, any Loan and any fee payable by it hereunder or under any other Loan Document or shall default in the payment when due for five or more Business Days of any other amount hereunder or under any other Loan Document;

(b)   (i) any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by a Loan Party, or any certificate furnished to the Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect, in any such case that could reasonably be expected to (either individually or in the aggregate) materially adversely affect the operations of any the Georgia Park or the Texas Park or have a Material Adverse Effect or (ii) the Borrowers shall be in breach of the representation or warranty under Section 4.10;

(c)   (i) the Borrowers shall be in material breach of any covenant, provision or agreement, under Sections 6.3(a), 6.4(a)(i) or 7 hereof, or (ii) the Guarantors shall be in material breach of any covenant, provision or agreement under Sections 11(c)(i) or 12 of the Guarantee Agreement;

(d)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) of this Section 8) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof to the Borrowers for any such failure;

(e)   the occurrence of any one or more of the following:

(i)            a proceeding or case shall be commenced, without the application or consent of any Borrower, Parent, Holdings, SFTP or any of their respective Subsidiaries, in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Borrower, Parent, Holdings, SFTP or any of their respective Subsidiaries or of all or any substantial part of such Borrower’s, Parent’s, Holdings’, SFTP’s or any of their respective Subsidiaries’ Property, or (C) similar relief in respect of such Borrower, Parent, Holdings, SFTP or any of their respective Subsidiaries under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Borrower, Parent, Holding, SFTP or any of their respective Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws;

(ii)           such Borrower, Parent, Holdings, SFTP or any of their respective Subsidiaries shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws, (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts, or (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws or take any corporate action for the purpose of effecting any of the foregoing; or

(iii)          such Borrower, Parent, Holdings, SFTP or Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(f)    judgments against, or with respect to the Property of, any of the Borrowers in excess of $100,000 in the aggregate (exclusive or in excess of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, and the relevant Borrower shall not, within such period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(g)   a final judgment or judgments for the payment of money of $28,750,000 or more in the aggregate (exclusive of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, and such Guarantor shall not, within such period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h)   defaults by any Borrower under Contractual Obligations to which such Borrower is bound and under which it could reasonably be expected to incur liabilities as a result of such default in excess of $100,000;

(i)    the occurrence of a Triggering Default under the Subordinated Indemnity Agreement, subject to the expiration of any applicable cure periods therein;

(j)    any Guarantor fails to pay any principal or interest due on any Indebtedness of $25,000,000 or more after the final maturity date thereof or the acceleration of the final maturity date of any Indebtedness of $25,000,000 or more;

(k)   the failure of Parent or any of its Subsidiaries to (i) pay any amount due under the License Agreements, and such failure shall continue unremedied for a period of 10 Business Days after the occurrence thereof, or (ii) perform any of their material obligations under the License Agreements, and such failure shall continue unremedied for a period of 10 Business Days after receiving notice from the Lender;

(l)    a Change of Control shall occur; or

(m)  the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert;

then, and in any such event, (A) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, automatically the Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then, any or all of the following actions may be taken:  (i) the Lender may, by notice to the Borrowers, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii)  the Lender may, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9.           MISCELLANEOUS

9.1           Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Lender and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.

Any such waiver and any such amendment, supplement or modification effected pursuant to the foregoing shall apply equally to the Lender and shall be binding upon the Loan Parties, the Lender and all future holders of the Loans.  In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

9.2           Notices.  Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by (including by telecopy or electronic mail pursuant to procedures approved by the Lender), and shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed (i) in the case of Parent, Holdings, the Borrowers and the Lender as set forth below, or (ii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrowers:	SFOG Acquisition A, Inc. SFOG Acquisition B, L.L.C. SFOT Acquisition I, Inc. SFOT Acquisition II, Inc. c/o Lord/SPV 48 Wall Street, 27th Floor New York, New York 10005 Facsimile: (212) 346-9012

with a copy to:	c/o Six Flags Entertainment Corporation (formerly known as Six Flags, Inc.) 1540 Broadway, 15th Floor New York, New York 10036 Attention: General Counsel Facsimile: (212) 354-3089

Parent or Holdings	c/o Six Flags Operations Inc. 1540 Broadway, 15th Floor New York, New York 10036 Attention: Chief Financial Officer Telecopy: 212-354-3089 Electronic Mail: jspeed@sftp.com Telephone: 212-652-9384

with a copy to:	Six Flags Operations Inc. 1540 Broadway, 15th Floor New York, New York 10036 Attention: General Counsel Telecopy: 212-354-3089 Electronic Mail: jcoughli@sftp.com Telephone: 212-652-9380

The Lender:	TW-SF LLC c/o Time Warner One Time Warner Center New York, New York 10019 Attention: Chief Financial Officer Facsimile: (212) 484-7175

with a copy to:	TW-SF LLC c/o Time Warner One Time Warner Center New York, New York 10019 Attention: Treasurer Facsimile: (212) 484-7151

TW-SF LLC c/o Time Warner One Time Warner Center New York, New York 10019 Attention: General Counsel Facsimile: (212) 484-7167

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Robert B. Schumer, Esq. Ariel J. Deckelbaum, Esq. Facsimile: (212) 757-3990

provided that any notice, request or demand to or upon the Lender shall not be effective until received.  The attorneys for any party may, but shall not be required to, give any notice on behalf of their respective client.

9.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5           Payment of Expenses; Indemnification.

(a)   Each of the Borrowers agrees, jointly and severally, (i) on the Closing Date, to pay and reimburse the Lender for reasonable out-of-pocket costs and expenses (including, without limitation, fees and disbursements of counsel (including reasonable fees and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP) and accountants, costs and expenses of due diligence, duplication and messenger costs and expenses) of the Lender in connection with the Transactions and (ii) from time to time after the Closing Date, to pay and reimburse the Lender for reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) in connection with any subsequent waiver, amendment or modification of the Loan Documents and/or the Subordinated Indemnity Agreement and Related Indemnity Agreements necessary in connection therewith and (iii) all fees and expenses of the Lender (including fees and disbursements of counsel (including Paul, Weiss, Rifkind, Wharton & Garrison LLP)) incurred in connection with the enforcement of any of its rights and remedies under the Loan Documents (including in connection with any workout, restructuring or negotiations in respect thereof) (collectively, “Expenses”).  All Expenses shall be paid within three (3) Business Days following demand by the Lender and (except for Expenses incurred on or prior to the Closing Date which shall be paid on the Closing Date) made together with the delivery by the Lender of a reasonable invoice therefor, in immediately available funds.  Once paid, none of the Expenses shall be refundable under any circumstances.  The Expenses shall not be creditable against any other amount payable in connection with the Loan Documents or otherwise.

(b)   Each of the Borrowers agrees to pay, indemnify, and hold harmless the Lender and its affiliates and their officers, directors, employees, agents and advisors (together the “Indemnified Parties”) from and against any and all losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, actions, suits, interests, costs and expenses (including reasonable legal and other advisory fees, costs and expenses) or disbursements of any kind or nature whatsoever (“Losses”) arising out of, relating to or otherwise in connection with (i) the enforcement of any rights of the Lender under this Agreement or any other Loan Document in accordance with this Agreement or such other Loan Document, (ii) any claim (whether or not asserted in any legal proceeding), litigation, investigation, arbitration or proceeding arising out of, relating to or otherwise in connection with this Agreement or any other Loan Document, and (iii) the use of the proceeds of the Loans; provided that the Indemnified Parties shall not be indemnified for any Losses suffered or incurred by the Indemnified Parties that are found in a non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s (or such Indemnified Party’s affiliates’, officers’, directors’, employees’, agents’ or advisors’) gross negligence, willful misconduct or fraud.  This Section 9.5(b) shall survive the termination of this Agreement for the benefit of the Indemnified Parties.

9.6           Successors and Assigns; Participations and Assignments.

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more Eligible Assignees, upon 10 days prior written notice to the Borrowers (unless to an Eligible Assignee described in clause (a) of the definition thereof), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).

(ii)           From and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.

(c)   The Borrowers, upon receipt of written notice from any Lender, agree to issue a Note to any Eligible Assignee requiring a Note to facilitate transactions of the type described in paragraph (b) above.

(d)   The Lender may participate to one or more Person(s), upon 10 days prior written notice to the Borrowers, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  The prior written consent of the Borrowers (not to be unreasonably withheld or delayed) shall be required for any participation in respect of any unfunded commitment in which the Lender transfers any voting rights to such participant.

(e)   Each of the Borrowers hereby covenants and agrees that, at any time after the Closing Date at the request of any Lender, each Borrower shall promptly execute and deliver any amendment or other modification to this Agreement or any other Loan Documents (each an “Assignment Amendment”), in each case,  as necessary or appropriate in the opinion of such Lender, to incorporate such additional provisions to allow, or otherwise provide, for any assignment or participation of the Loans (including, without limitation, amendments providing for the appointment of an administrative agent, voting rights amongst the Lenders, participations, tax gross-up, increased costs indemnity or any other lender indemnities or other customary lender protections), provided that such Assignment Amendment shall not contain terms and conditions more adverse to the Loan Parties than the terms and conditions set forth in the Six Flags First Lien Credit Agreement.

9.7           U.S.A. Patriot Act.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the U.S.A. Patriot Act.

9.8           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Lender.

9.9           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10         GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.11         Submission To Jurisdiction; Waivers.  Each of the Lender and the Borrowers hereby irrevocably and unconditionally:

(a)   submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Lender or the Borrowers, as the case may be, at its address set forth in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.12         Acknowledgments.  Each of the Borrowers hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)   the Lender has no fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrowers and the Lender.

9.13         Confidentiality.  The Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information (a) to any affiliate of the Lender (b) to any Eligible Assignee or prospective Eligible Assignee that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section 9.13, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.14         Release of Guarantee Obligations.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full in cash and the Commitment has terminated or expired, upon request of the Borrowers, the Lender shall take such actions as shall be required to release all guarantee obligations under any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when any Subsidiary Guarantor has been released as a guarantor under (a) the Six Flags First Lien Guarantee and Collateral Agreement and (b) the Six Flags Second Lien Guarantee and Collateral Agreement, the Lender shall take such actions to release such Subsidiary Guarantor under the Guarantee for so long as (i) the release under the foregoing clauses (a) and (b) is not in connection with a transaction (or series of transactions) that would cause or otherwise result in (without giving effect to any applicable cure periods) a Default or Event of Default under the Loan Documents and (ii) such Subsidiary Guarantor remains so released under the Six Flags First Lien Guarantee and Collateral Agreement and the Six Flags Second Lien Guarantee and Collateral Agreement.

9.15         Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Parent and the Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers and the Lender, all financial covenants, standards and terms in the Loan Documents shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.16         Releases.

(a)   Each of the Borrowers, on behalf of themselves and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals, hereby waives, releases, remises and forever discharges Time Warner, the Lender, and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals (collectively, the “TW Releasees”), from any and all claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character whatsoever, whether in law, equity or otherwise (collectively, the “TW Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, both at law or in equity, which any Borrower ever had, now has, or might hereafter have against such TW Releasee, arising or in existence on, or at any and all times prior to the Closing Date but in any case to the extent relating to Time Warner’s relationship to the Parent and its Subsidiaries, other than the Existing Time Warner Facility and TW Claims arising from or with respect to ordinary course business arrangements among Parent and its Affiliates, on the one hand, and any TW Releasee, on the other hand, including, without limitation, advertising, marketing or similar commercial arrangements and any trade payables with respect thereto.

(b)   Each of Time Warner and the Lender, on behalf of themselves and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals, hereby waives, releases, remises and forever discharges each Borrower and their respective affiliates, and each of their respective successors in title or interest, past, present, and future officers, directors, employees, limited partners, general partners, members, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals (collectively, the “Borrower Releasees”), from any and all claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character whatsoever, whether in law, equity or otherwise (collectively, the “Borrower Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, both at law or in equity, which the Lender or Time Warner ever had, now has, or might hereafter have against such Borrower Releasee, arising or in existence on, or at any and all times prior to the Closing Date but in any case to the extent relating to Time Warner’s relationship to the Parent and its Subsidiaries, other than the Borrower Claims arising from or with respect to: (i) (A) the agreements governing the sale of certain

Spanish and German parks to Parent, (B) the Existing Time Warner Facility, (C) the License Agreements, (D) other licensing agreements relating to Europe and Latin America, (E) the Subordinated Indemnity Agreement, (F) the Subordinated Indemnity Escrow Agreement, (G) the Beneficial Share Assignment Agreement, (H) the Acquisition Company Liquidity Agreement, (I) any Partnership Parks Agreement, (J) this Agreement and the Guarantee Agreement, (K) any other agreement or instrument relating to the documents identified in clauses (A) to (J), and (L) any Borrower claims that are not being released by the express provisions of the Plan or (ii) ordinary course business arrangements among Parent, its Subsidiaries or its Affiliates, on the one hand, and Time Warner, the Lender or any of their respective affiliates, on the other hand, including, without limitation, advertising, marketing or similar commercial arrangements and any trade payables with respect thereto.

9.17         Non-Recourse.  No affiliate (other than the Loan Parties), equity holder, member, officer, employee or director of the Loan Parties shall have any liability in respect of any of the Obligations, and the Lender shall have no recourse against any of them in respect of any of the Obligations (other than the Loan Parties).

9.18         WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SFOG ACQUISITION A, INC.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Title:	President and Chief Executive
Officer

SFOG ACQUISITION B, L.L.C.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Title:	President and Chief Executive
Officer

SFOT ACQUISITION I, INC.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Title:	President and Chief Executive
Officer

SFOT ACQUISITION II, INC.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Title:	President and Chief Executive
Officer

TW-SF LLC, as Lender

By:	/s/ Edward B. Ruggiero
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Treasurer

For purposes of Section 9.16(b):

TIME WARNER INC.

By:	/s/ Edward B. Ruggiero
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Treasurer

TW-SF LLC

By:	/s/ Edward B. Ruggiero
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Treasurer